Exhibit 99.1

Press Release

Release Date:	July 1, 2015	Contact:	Joseph R. Corrato,
	At 8:30 a.m. EST		President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES HIRING OF
NEW BUSINESS DEVELOPMENT OFFICER AT BANK SUBSIDIARY

Philadelphia, Pennsylvania (July 1, 2015) - Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP), announced today that its subsidiary, Prudential Savings Bank (the "Bank") hired Anthony V. Migliorino to serve in the newly created position of Senior Vice President-Retail Business Development, effective June 30, 2015. Mr. Migliorino is a career banker with a proven track record of increasing retail business and improving profitability for the institutions at which he has been employed. He served for the past 14 years as Senior Vice President of Branch Banking at Sterling National Bank in New York City.

 President Joseph R. Corrato stated, "We are very pleased to welcome Anthony to the Bank and excited to begin the implementation of a new strategic initiative."  Corrato went on to say that, "Our goal is to increase the Bank's customer base, particularly in the commercial sector. Anthony understands and appreciates that our greatest strength continues to be that we're a locally managed and focused community bank and will use that strength to help us to not only better serve our current clientele but also to expand our customer base."

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.